Exhibit 107

Calculation of Filing Fee Tables

Form 424B3

(Form Type)

Huntington Bancshares Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Depositary Shares Each Representing 1/40th Interest in a Share of 6.875% Series J Non-Cumulative Perpetual Preferred Stock	Rule 457(r)	13,000,000	$25.00	$325,000,000	0.00011020	$35,815

	Equity	6.875% Series J Non-Cumulative Perpetual Preferred Stock	Rule 457(r)	(2)	(2)	(2)	0.00011020	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$325,000,000		$35,815

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$35,815

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Huntington Bancshares Incorporated initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-263546), filed on March 14, 2022.

(2)	No separate consideration will be payable in respect of shares of 6.875% Series J Non-Cumulative Perpetual Preferred Stock which are issued in connection with this offering.